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                                                               Exhibit 10.11

                             MANAGEMENT AGREEMENT

     This Management Agreement (this "Agreement"), dated as of August 20, 1997, by and between Burke Industries, Inc., a California corporation (the "Company") and J.F. Lehman & Company, a Delaware corporation (the "Advisor").

     WHEREAS, the Board of Directors of the Company has determined to effect a recapitalization of Burke Industries, Inc. pursuant to which, among other things, (i) J.F. Lehman Equity Investors I, L.P. ("JFLEI"), an affiliate of the Advisor, will make a capital contribution in the amount of $20.0 million to JFL Merger Co., a wholly owned subsidiary of JFLEI and an affiliate of the Advisor ("MergerCo"), (ii) MergerCo will issue to certain purchasers $18.0 million in stated value of its Series A 11.5% Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock") and warrants to purchase up to 20% of the shares of its common stock on a fully diluted basis (the "Warrants") in exchange for an aggregate of $18.0 million, (iii) MergerCo will offer and the Company will issue $110.0 million in aggregate principal amount of 10% Senior Notes due 2007 (the "Senior Notes"), (iv) MergerCo will merge with and into the Company, with the Company surviving such merger and assuming the liabilities and obligations of MergerCo (the "Merger"), including without limitation the liabilities and obligations with respect to the Series A Preferred Stock, the Warrants and the Senior Notes, (v) pursuant to the Merger Agreement, (A) each share of the Company's common stock, no par value (the "Common Stock") issued and outstanding immediately prior to the Merger, other than certain shares held by certain shareholders and members of management, will be converted into the right to receive approximately $9.16 per share in cash and (B) each outstanding vested option to purchase a share of Common Stock will be converted into the right to receive cash in the amount of approximately $9.16 per share less the exercise price for such option and (vi) the Company will enter into a new credit facility providing for revolving credit borrowings of up to $15.0 million (all such transactions shall be collectively referred to herein as the "Recapitalization");

     WHEREAS, the Company desires to retain the Advisor to provide management, consulting and financial services to the Company after consummation of the Recapitalization; and

     WHEREAS, the Advisor wishes to provide such services to the Company and the Company wishes to compensate the Advisor for such services.

     NOW, THEREFORE, in consideration of the premises and the covenants and conditions contained herein, the parties hereto agree as follows:

     1.  COMPENSATION.

     (a)  RECAPITALIZATION FEE.  Upon consummation of the
Recapitalization, the Company shall pay to the Advisor a one-time advisory fee (the "Recapitalization Fee") in the amount of $1,500,000 in consideration for services rendered by the Advisor to the Company in connection with the Recapitalization. The Recapitalization Fee shall be paid upon consummation of the

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Recapitalization in immediately available funds by wire transfer to such account as the Advisor shall specify prior to the consummation of the Recapitalization.

     (b) ANNUAL FEE. In consideration for the advisory and consulting services to be rendered by the Advisor to the Company hereunder, including services in connection with strategic financial planning, investment management, management and administration and other matters relating to the business and operations of the Company, the Company shall pay to the Advisor a fee (the "Annual Fee") in the amount of $500,000 per annum for each year during the period commencing on October 1, 1998 and ending on the date of the termination this Agreement. The Annual Fee shall be payable in quarterly installments, payable in arrears beginning on January 1, 1999 and on the same calendar day of every third month thereafter until the date of termination of this Agreement.

     (c) FUTURE TRANSACTION FEES. The Advisor shall be entitled to receive such additional compensation under this Agreement for services rendered in transactions such as mergers, consolidations, sales or purchases of a significant amount of assets or capital stock, and financings involving the public or private offering of the Company's debt or equity securities or the incurrence of bank debt. The compensation to be payable to the Advisor for services rendered in connection with any such transaction shall be such compensation as is customary for the type of services rendered in similar transactions and as may be agreed upon by the Company and the Advisor at such time.

     (d) REIMBURSEMENTS FOR OUT-OF-POCKET EXPENSES. In addition to the fees set forth above, the Company shall reimburse the Advisor for all reasonable out-of-pocket expenses incurred by the Advisor in rendering the services to the Company contemplated by paragraphs (a), (b) and (c) above. All reimbursements for out-of-pocket expenses shall be made promptly upon or as soon as practicable, and in any event not later than 30 days, after presentation by the Advisor to the Company of a reasonably detailed statement of expenses in connection therewith.

     2. INTEREST. In the event that the Company shall fail to pay all or any part of the fees or out-of-pocket expenses described in Section 1 hereof within 10 days after the date when due, then the Advisor shall be entitled to interest on the unpaid amount thereof at a rate equal to 10% per annum until paid.

     3. INDEMNIFICATION. The Company will indemnify and hold harmless the Advisor, its affiliates and their respective partners (both general and limited), officers, directors, employees, agents and representatives (each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, whether joint or several (the "Liabilities"), related to, arising out of or in connection with the services contemplated by this Agreement or the engagement of the Advisor pursuant to, and the performance by the Advisor of the services contemplated by, this Agreement. The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys' fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party hereto. The

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Company will not be liable under the foregoing indemnification provision with respect to any Indemnified Party, to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of the Advisor.

     4. TERM. This Agreement shall be effective as of the date hereof and shall continue in effect until the earliest to occur of (i) the tenth anniversary of this Agreement and (ii) the closing of a sale to an entity which is not an "Affiliate" (as defined in Section 12b-2 of the Securities Exchange Act of 1934) of the Company or any of its existing shareholders on the date hereof of all or substantially all of the capital stock or assets of the Company. The provisions of Sections 1(d), 2, 3 and otherwise as the context so requires shall survive the termination of this Agreement.

     5. PERMISSIBLE ACTIVITIES. Subject to applicable law, nothing herein shall in any way preclude the Advisor, its affiliates or their respective partners (both general and limited), officers, directors, employees, agents or representatives from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by the Company.

     6. CONSULTING RELATIONSHIP. It is understood and agreed that the Advisor shall for all purposes hereof be deemed to be an independent contractor and shall not, unless otherwise expressly authorized by the Company, have any authority to act for or represent the Company in any way, execute any transaction on behalf of the Company or otherwise be deemed an agent of the Company. No federal, state or local withholding deductions shall be withheld from the fees and other amounts payable to the Advisor pursuant to this Agreement unless otherwise required by law.

     7.  MISCELLANEOUS.

     (a) No amendment or waiver of any provision of this Agreement, or consent to any departure by either party hereto from any such provision, shall be effective unless the same shall be in writing and signed by each of the parties hereto. Any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     (b) Any and all notices hereunder shall, in the absence of receipted hand delivery, be deemed duly given when mailed, if the same shall be sent by registered or certified mail, return receipt requested, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the parties at the following addresses:

     If to the Advisor:     J.F. Lehman & Company
                            450 Park Avenue
                            New York, New York 10022
                            Attention:  Mr. Donald Glickman

     If to the Company:     Burke Industries, Inc.
                            2250 South Tenth Street


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                            San Jose, California 95112
                            Attention:  Mr. Rocco C. Genovese

     (c) This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

     (d) THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE. This Agreement shall inure to the benefit of, and be binding upon, the Advisor and the Company, and their respective successors and permitted assigns. None of the rights or obligations of the parties hereunder may be assigned by either party without the prior written consent of the other party hereto, PROVIDED that the Advisor may assign its rights and obligations hereunder to any corporation or other entity controlled by or under common control with the Advisor.

     (e) This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     (f) The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

     (g) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as of the date first above written.

                                  BURKE INDUSTRIES, INC.


                                  By:  /s/ ROCCO C. GENOVESE
                                       ---------------------
                                       Rocco C. Genovese,
                                       Chief Executive Officer


                                  J.F. LEHMAN & COMPANY


                                  By:  /s/ DONALD GLICKMAN
                                       -------------------
                                       Donald Glickman,
                                       Managing Principal





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